EX-99.d.1.i
AMENDMENT NO. 1 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the “Agreement”) between DELAWARE GROUP EQUITY FUNDS V and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the “Investment Manager”), amended as of the 7th day of January, 2010 lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Fund Name	Effective Date	Management Fee Schedule (as a percentage of average daily net assets) Annual Rate
Delaware Dividend Income Fund	January 4, 2010	0.65% on first $500 million 0.60% on next $500 million 0.55% on next $1.5 billion 0.50% on assets in excess of $2.5 billion
Delaware Small Cap Core Fund	January 4, 2010	0.75% on first $500 million 0.70% on next $500 million 0.65% on next $1.5 billion 0.60% on assets in excess of $2.5 billion
Delaware Small Cap Value Fund	January 7, 2010	0.75% on first $500 million 0.70% on next $500 million 0.65% on next $1.5 billion 0.60% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY,                                         DELAWARE GROUP EQUITY FUNDS V
A series of Delaware Management Business Trust

By: /s/ David P. O’Connor                                                                       By:           /s/ Patrick P. Coyne
Name:     Name: David P. O’Connor                                                                        Name:      Patrick P. Coyne
Title:      Title: Senior Vice President                                                                      Title:         President